Exhibit 99.1

IMPLANT SCIENCES RESPONDS TO AMEX CORRESPONDENCE

WAKEFIELD, MA…November 23, 2007…Implant Sciences Corporation (AMEX: IMX) a leading developer of advanced explosives detection products and technology, today announced the Company’s submission on November 19, 2007 of an application for the listing of additional shares in response to a warning letter (the “Letter”) received on November 16, 2007 from the American Stock Exchange (“AMEX”). The Letter notified the Company it was not currently in compliance with the AMEX continued listing requirements since the Company issued shares of common stock from the 2000 Incentive and Non Qualified Stock Option Plan, the 2004 Stock Option Plan and the 2006 Employee Stock Purchase Plan without first obtaining AMEX’s approval for such issuances. The Company is working with AMEX to correct the Company’s non-compliance with Section 301 of the AMEX Company Guide. The Company’s common stock continues to list on the AMEX while the Company works toward compliance.

Implant Sciences believes this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties. Such statements are based on management’s current expectations and are subject to facts that could cause results to differ materially from the forward-looking statements.

For further information, you are encouraged to review Implant Sciences’ filings with the Securities and Exchange Commission, including its Annual Report on Form 10K for the period ended June 30, 2007 and Quarterly Report for the period ended September 30, 2007. The Company assumes no obligation to update the information contained in this press release.

For further information contact:

Implant Sciences Corporation

Investor Relations

(781) 246-0700 or (508) 523-3141

david@implantsciences.com

www.implantsciences.com